Exhibit 99.1

FOR IMMEDIATE RELEASE	July 19, 2007
Parkvale announces increased earnings for the fourth quarter and fiscal year 2007
          Parkvale Financial Corporation, Monroeville, PA (NASDAQ: PVSA) reported net income for the quarter ended June 30, 2007 of $3.6 million or $0.63 per diluted share, up 4.3%, compared to net income of $3.5 million or $0.60 per diluted share for the quarter ended June 30, 2006. The $148,000 increase in net income for the June 2007 quarter reflects increases of $12,000 in net interest income, $94,000 in non-interest income and a decrease of $27,000 in non-interest expense. Return on average equity was 11.18% for the three months ended June 30, 2007.
          Parkvale Financial Corporation reported net income for the fiscal year ended June 30, 2007 of $13.4 million or $2.34 per diluted share, compared to net income of $13.3 million or $2.33 per diluted share for the fiscal year ended June 30, 2006. The $113,000 increase in fiscal year 2007 net income reflects an increase of $943,000 in non-interest income, offset by an increase of $399,000 in non-interest expense and a decrease of $209,000 in net interest income. Non-interest expense includes a previously reported charge of $625,000 on the early extinguishment of debt. Non-interest income reflects increased gains from the sale of assets and securities of $312,000. Return on average equity was 10.54% for the fiscal year ended June 30, 2007.
          Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Greater Pittsburgh metropolitan area, eastern Ohio and northern West Virginia. The Bank had assets of $1.8 billion at June 30, 2007. Parkvale Financial Corporation is traded on the NASDAQ Global Select Market.
(Condensed Consolidated Statements of Operations and selected financial data are attached.)

Contact:	Robert J. McCarthy, Jr.	Timothy G. Rubritz
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4817
e-mail: timothy.rubritz@parkvale.com

PARKVALE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands except per share data)
(Unaudited)

	Three months ended		Year ended
	June 30,		June 30,
	2007	2006	2007	2006

Net interest income	$9,841	$9,829	$38,389	$38,598
Provision for loan losses	216	274	828	736
Net gain on sale of assets and securities	60	21	440	128
Other non-interest income	2,550	2,495	9,918	9,287
Other non-interest expense	6,896	6,923	28,039	27,640

Income before income taxes	5,339	5,148	19,880	19,637
Income tax expense	1,723	1,680	6,455	6,325

Net income	$3,616	$3,468	$13,425	$13,312

Net income per diluted share	$0.63	$0.60	$2.34	$2.33
Dividend per share	$0.22	$0.20	$0.82	$0.80

SELECTED FINANCIAL DATA
(Dollar amounts in thousands except per share data)

	June 30,
	2007	2006

Total assets	$1,844,231	$1,858,715
Savings deposits	1,469,084	1,451,764
Loans, net of allowance	1,234,397	1,217,328
Loan loss allowance	14,189	14,907
Nonperforming loans and foreclosed real estate	6,196	4,564
Ratio of nonperforming assets to total assets	0.34%	0.25%
Allowance for loan losses as a % of gross loans	1.14	1.21
Total shareholders’ equity	$129,670	$122,704
Book value per share	$23.10	$21.64

OTHER SELECTED DATA

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Average yield earned on all interest-earning assets	5.64%	5.31%	5.55%	5.11%
Average rate paid on interest-bearing liabilities	3.45	3.12	3.44	2.96
Average interest rate spread	2.19	2.19	2.11	2.15
Return on average assets	0.79	0.75	0.73	0.72
Return on average equity	11.18	11.35	10.54	11.26
Other non-interest expenses to average assets	1.51	1.49	1.51	1.49

Parkvale Financial Corporation
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands except share data)

	June 30,
Assets	2007	2006

Cash and noninterest-earning deposits	$31,248	$25,676
Federal funds sold	114,000	104,000

Cash and cash equivalents	145,248	129,676

Interest-earning deposits in other banks	4,803	8,307
Investment securities available for sale (cost of $30,303 in 2007 and $27,755 in 2006)	30,580	27,917
Investment securities held to maturity (fair value of $347,022 in 2007 and $389,964 in 2006)	349,363	397,266
Loans, net of allowance of $14,189 in 2007 and $14,907 in 2006	1,234,397	1,217,328
Foreclosed real estate, net	1,857	975
Office properties and equipment, net	17,387	17,592
Goodwill	25,634	25,634
Intangible assets and deferred charges	5,604	6,532
Prepaid expenses and other assets	29,358	27,488

Total assets	$1,844,231	$1,858,715

Liabilities and Shareholders’ Equity

Liabilities

Deposits	$1,469,084	$1,451,764
Advances from Federal Home Loan Bank	211,658	221,885
Other debt	13,106	17,528
Trust preferred securities	7,200	32,200
Advance payments from borrowers for taxes and insurance	7,665	7,292
Other liabilities	5,848	5,342

Total liabilities	1,714,561	1,736,011

Shareholders’ Equity

Preferred stock ($1.00 par value; 5,000,000 shares authorized; 0 shares issued)	—	—
Common stock ($1.00 par value; 10,000,000 shares authorized; 6,734,894 shares issued)	6,735	6,735
Additional paid-in capital	3,717	3,517
Treasury stock at cost — 1,122,546 shares in 2007 and 1,065,830 shares in 2006	(22,695)	(20,620)
Accumulated other comprehensive income	176	116
Retained earnings	141,737	132,956

Total shareholders’ equity	129,670	122,704

Total liabilities and shareholders’ equity	$1,844,231	$1,858,715

Book value per share	$23.10	$21.64

Parkvale Financial Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands except per share data)

	Years ended June 30,
	2007	2006	2005

Interest Income:
Loans	$71,935	$67,989	$58,259
Investments	19,006	18,089	17,486
Federal funds sold	6,319	3,497	1,777

Total interest income	97,260	89,575	77,522

Interest Expense:
Deposits	45,052	36,597	30,837
Borrowings	11,463	11,786	10,159
Trust preferred securities	2,356	2,594	1,769

Total interest expense	58,871	50,977	42,765

Net interest income	38,389	38,598	34,757
Provision for loan losses	828	736	229

Net interest income after provision for loan losses	37,561	37,862	34,528

Noninterest Income:
Service charges on deposit accounts	7,004	6,380	5,702
Other service charges and fees	1,209	1,319	1,178
Net gain on sale of assets and securities	440	128	27
Other	1,705	1,588	1,269

Total noninterest income	10,358	9,415	8,176

Noninterest Expense:
Compensation and employee benefits	15,317	14,972	13,872
Office occupancy	4,786	4,999	4,611
Marketing	505	559	378
FDIC insurance	178	191	194
Office supplies, telephone and postage	1,876	1,868	1,791
Early extinguishment of debt	625	—	—
Other	4,752	5,051	4,751

Total noninterest expense	28,039	27,640	25,597

Income before income tax expense	19,880	19,637	17,107
Income tax expense	6,455	6,325	5,440

Net income	$13,425	$13,312	$11,667

Net income per share:
Basic	$2.37	$2.36	$2.08
Diluted	$2.34	$2.33	$2.06